PRIVATE PLACEMENT DISTRIBUTION AGREEMENT

THIS PRIVATE PLACEMENT DISTRIBUTION AGREEMENT (the“Agreement”), dated as of the date this Agreement is executed as noted on the signature page hereto (“Effective Date”), is by and between the party listed on Schedule A hereto as the Issuer (the “Issuer”), and FOLIOfn Investments, Inc., a Virginia corporation (“Folio”) and sets forth the terms under which Folio will engage in reasonable efforts to identify “accredited investors”, as defined in Rule 501(a) under the Securities Act of 1933, as amended (“Investors”),who may be interested in an investment in the Issuer by distributing information about the Issuer, the Securities and the Offering (as defined below) to (a) registered investment advisors who act on behalf of, or in consultation with, clients of such advisors (“Clients”) and/or (b) directly to customers of Folio (“Folio Customers”) (such “Clients” and “Folio Customers” are herein referred to as “Investors”). Such Investors may wish to purchase securities to be issued by the Issuer as listed on Schedule A hereto (the “Securities”) in a private offering of the Securities (the “Offering”) through Folio’s platform for private placement securities (the “Platform”).

1.	The Folio Efforts.

A.

Subject to the Issuer’s performance of its obligations hereunder and to the completeness and accuracy in all respects of the representations and warranties of the Issuer contained herein as well as any information or data furnished to Folio or to the Investors relating to the Issuer or the Offering, Folio agrees to use its reasonable efforts to obtain Investors for the Offering, including to distribute information about the Issuer to Investors so that they may participate in the Offering pursuant to the terms set forth in the Issuer’s Private Placement Memorandum being used for purposes of conducting the offering, as amended from time to time (the “Memorandum”). Folio will use reasonable efforts to, where appropriate, market Issuer Securities to Folio’s clients, users of Folio’s websites, and to unaffiliated broker-dealers and Advisors, and arrange for purchases of Issuer Securities on the Platform.

B.

Folio may also, in its sole discretion, take such other actions as it reasonably deems necessary to perform due diligence or investigation with respect to the Issuer and/or the Offering at any time and from time to time(all such activities by Folio described in this Section 1 are hereinafter referred to as the “Folio Efforts”) and may, in its sole discretion, cease the Folio Efforts and terminate this Agreement in the event any such due diligence or investigation results in findings that would pose regulatory, legal, reputational or other risks to Folio or in the event Folio determines that, after reasonable inquiry given the size, type or terms of the Offering, there is insufficient interest from Investors in the Offering to warrant additional Folio Efforts. This Agreement: i) does not constitute a “firm commitment” by Folio (and Folio makes no such commitment) to purchase any Securities, ii) nor is it an agreement for (and Folio, unless pursuant to a separate agreement, hereby is not) acting as an underwriter or engaging in any investment banking or related activities on behalf of the Issuer, or acting as an “investment adviser” as defined under the Investment Advisers Act of 1940 to the Issuer or any Investor, and iii) although Folio may do so in its sole discretion, Folio is not hereby obligated to conduct due diligence with respect to the Offering or the Company, or to make suitability determinations with respect to, or provide recommendations to, Investors.

2. Exclusivity. This Agreement relates to Folio undertaking certain actions to distribute the Offering. The Issuer understands that it may be confusing for multiple non-coordinated distribution efforts to be underway simultaneously. Consequently, except to the extent of any listed persons or firms on Schedule A hereto, the Issuer agrees that during the pendency of the Folio Efforts hereunder the Issuer shall not retain or employ any other person or entity to engage in such distribution efforts in connection with the sale of the Securities. Folio shall have absolutely no responsibility or liability with respect to the activities or inactivity of any other person or firm engaged by the Issuer. Folio and its registered representatives may, while performing its obligations under this Agreement or otherwise, assist other issuers or issuer agents in seeking Investors to acquire securities offered by another issuer,which such activity may be on the same or different terms agreed to by the Issuer and Folio herein. For the avoidance of doubt, nothing herein shall preclude Folio from providing to third parties services that are the same or similar to those performed herein for the Issuer by Folio. In addition, nothing in this Agreement shall prohibit Folio or its affiliates, in their sole discretion and without notice to the Issuer, from entering into agreements with other parties to provide separate or additional services relating to the Offering, including services relating to the distribution of the Securities through or involving other broker-dealers or other distribution channels. Folio may be compensated for those activities and may share payments it receives with other parties.

3. (a) Due Diligence Information; Memorandum. In connection with Folio’s Efforts hereunder, the Issuer shall, in order to meet its obligations hereunder and to provide disclosures about the Offering, at any time and from time to time, at Folio’s request, (a) furnish Folio, or a third party at Folio’s direction, at no expense to Folio,all information and data concerning the Securities, the Offering, the Issuer and any officers, directors, affiliates or other significant participants therein and copies of the Memorandum, other documentation used in the Offering, such other “due diligence” information and all materials, regardless of whether prepared by Folio or a third party, that are approved for use by the Issuer in connection with the Offering (collectively, the “Information”) and (b) provide Folio and any Investor with access to officers, employees, representatives, agents, independent accountants, legal counsel, books, records, tax returns and other documents of the Issuer as reasonably required to assist Folio in connection with performing Folio Efforts hereunder.

(b) Disclosures. The Issuer represents, warrants and covenants that the Information is complete and correct, presented in a fair and balanced manner, and does not contain any untrue statement or omit to state a fact necessary in order to make the statements therein not misleading in the light of the circumstances under which such statements are made and the Issuer agrees that it is the sole obligation of the Issuer to ensure such completeness and accuracy notwithstanding any review by Folio or any other person of the Information or any comments or suggestions Folio may provide to the Issuer with respect to the Information. If at any time prior to the completion of the Offering or termination of this Agreement any event shall occur as a result of which it may be necessary to amend or supplement the Information so that it does not include any untrue fact or omit to state a fact necessary in order to make the statements therein, in the light of the circumstances then existing, misleading, or correct any unfair or unbalanced presentation of information, the Issuer shall amend or supplement the Information as necessary and supply Folio with such amendments or supplements. The Issuer also will provide Folio for delivery to all Investors and their representatives any information, documents and instruments that the Issuer and Folio deem necessary to comply with applicable state and federal law, and Folio will not alter any such documents. The parties agree that Folio shall have no responsibility or liability (and this Agreement imposes no such responsibility or liability on Folio) with respect to the content or presentation of the Information (other than Information about Folio provided by Folio), including, but not limited to verification of completeness and accuracy.

4. Expenses. The Issuer shall bear and pay all costs, fees and expenses in connection with the preparation, printing, filing and dissemination of the Information and any amendments or supplements to the Information, any federal or state fees imposed on the Issuer relating to the Offering or the Securities, any costs, fees or expenses relating to the issuance and/or delivery of the Securities, and any costs, fees or expenses incurred by Folio in fulfilling its duties under this Agreement,including costs, fees and expenses incurred by Folio in retaining the services of a third party; provided, however, that to the extent that costs, fees or expenses have in the aggregate exceeded$10,000then any additional costs, fees or expenses that individually exceed $5,000 shall be agreed upon in writing in advance of Folio incurring such additional costs, fees or expenses. If Folio deems it reasonably necessary to incur a cost, fee or expense not specifically described herein for Folio to engage in the Folio Efforts as contemplated by this Agreement and the Issuer declines to bear and pay such cost, fee or expense, Folio may terminate this agreement.

5. Commissions. As compensation for its activities hereunder, Folio shall receive commissions at the rates set forth in Schedule Ain addition to and separate from any fees, commissions or other compensation that may be paid to Folio by the Issuer pursuant to an Issuer Custody and Services Agreement, Folio Customer Agreements signed by the Issuer or any other agreement between Folio and the Issuer. The commissions owed to Folio pursuant to Schedule A may be immediately and automatically debited by Folio from the Issuer’s account with Folio once the Issuer has accepted the Investors’ subscription agreements, closed the Offering as such closing relates to such subscription agreements,acknowledging that there may be one or more closings, and the gross proceeds from the sale of the Securities to such Investors have been deposited into the Issuer’s account at Folio. The Issuers hall maintain sufficient cash in its Folio account to ensure payment of its obligations hereunder. In the event the account has insufficient funds, the Issuer agrees to promptly deposit sufficient funds to meet the payment obligations to Folio. To the extent Securities are sold to Investors otherwise than through the Platform by Folio or through a third party as agreed to between the Issuer and Folio, the Issuer shall pay commissions,as shown on Schedule A, with respect to such sales due to Folio within five (5) business days of the date on which the Investor’s commitment to purchase the Securities has been accepted and proceeds from the sale have been received by the Issuer.

Folio may also receive compensation as a result of sales of the Securities by unaffiliated broker-dealers, including a portion of any commission received by an unaffiliated broker-dealer from the Issuer as a result of the unaffiliated broker-dealer’s selling efforts with respect to the Offering, or other third parties.

6. Investor Contact. The Issuer agrees that during the term of this Agreement and for a period of two (2) years after the termination of this Agreement, neither the Issuer nor any Affiliate of the Issuer or any officer, director, principal, employee, agent or representative of the Issuer or any such Affiliate shall, without the prior written consent of Folio, contact or enter into any discussions or negotiations as to an investment in the Issuer or any Affiliate of the Issuer with any person, firm or corporate entity introduced to the Issuer by Folio in the course of performing its obligations under this Agreement and not prior to such introduction, in contact with the Issuer or any officer, director, principal, employee, agent or representative of the Issuer or any Affiliate of the Issuer; provided that the Issuer, the relevant Affiliate or officer, director, principal, employee, agent or representative can demonstrate prior contact to the reasonable satisfaction of Folio. “Affiliate” shall mean any person that is directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with, one of the parties hereto. For purposes of this definition, “control” shall mean possessing, directly or indirectly, the power to direct or cause the direction of the management, policies and operations of a person, whether through ownership of voting securities, by contract or otherwise.

7. Term and Termination of this Agreement. The term of this Agreement shall commence on the Effective Date set forth above and shall terminate upon the earlier of (a) termination of this Agreement by Folio pursuant to Sections 1 or 4; or (c) at any time after six (6) calendar months from the date upon which an Offering is set up on the Platform and is available for subscription by Investors, provided that either the Issuer or Folio provides the other not less than thirty (30) days prior notice of such termination. Upon termination of this Agreement, Folio shall cease all Folio Efforts, Issuer shall pay Folio all unpaid amounts owing to Folio for any fees or expenses incurred to the date of termination, and each Party shall promptly return all Confidential Information (as defined below), documents, manuals and other materials stored in any form or media (including but not limited to electronic copies) belonging to the other Party, except as may be otherwise provided in this Agreement or required by law. In addition, Issuer shall pay Folio the fees set out in Schedule A for any purchases that occur within six (6) months of termination where such purchases are the result of Folio’s efforts.

8. Issuer Representations and Warranties. The Issuer represents and warrants that:

a.	it is duly organized, validly existing and in good standing in the state in which it is incorporated with the power to own its properties and to conduct its business as described in the Information;
b.

it is in good standing in each other jurisdiction in which the conduct of its business or ownership or leasing of its properties requires it to be so qualified or licensed, except whether the failure to be so qualified or licensed would not have a material adverse effect on the business, properties, assets, condition (financial or otherwise) or prospects of the Issuer taken as a whole;

c.	the Information does not and will not contain any untrue statement or omit to state any fact required to be stated or necessary to make the statements in the Information not misleading;
d.	this Agreement has been duly authorized, executed, and delivered on behalf of the Issuer, and is the valid, binding and obligation of the Issuer, enforceable in accordance with its terms;
e.

no authorization, approval, consent, or license of any regulatory body or authority is required for the valid authorization, sale or delivery of the Securities, or, if so required, all authorizations, approvals, consents and licenses have been or will be obtained and will remain in full force and effect;

f.

the Securities subject to the Offering will, when issued, sold and delivered in accordance with the terms of the Offering, be duly and validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under agreements with the Investors purchasing such Securities and applicable state and federal securities laws;

g.

if conducted in accordance with the terms of the Memorandum and this Agreemnt, the Offering will be exempt from the registration requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder and any applicable state requirements and be in compliance with all applicable rules and regulations under the Federal and any applicable State securities laws.

9. Folio Representations and Warranties.

a.	Folio represents and warrants that it is duly organized, validly existing and in good standing in the state in which it is incorporated.
b.

Folio represents and warrants that it is duly-registered as a clearing broker -dealer with the U.S. Securities and Exchange Commission and a member firm in good standing of the Financial Industry Regulatory Authority, Inc. (“FINRA”), and duly licensed, qualified or registered and in good standing in each state requiring such licensing, qualification or registration to engage in the Folio Efforts in that state oris exempt from any such licensing, qualification or registration requirements.

10. Force Majeure. Neither the Issuer nor Folio will be liable for delay or default in the performance of its obligations under this Agreement, if such delay or default is caused by conditions beyond its reasonable control, including, but not limited to, fire, flood, accident, earthquakes, public telecommunications line failures, storm, acts of war, riot, acts of terrorism, government interference, strikes and/or walk-outs. In the event such a condition lasts longer than thirty (30) days, either party may terminate this Agreement upon written notice to the other party.

11. No Agency. Nothing in this Agreement shall cause Folio or the Issuer to be the partner, employee, joint venturer or agent of the other, or give one party the authority to act for the other party. Neither party shall be liable for the acts or obligations of the other party under this Agreement.

12. Regulatory Cooperation. The Issuer agrees to cooperate with any reasonable request that Folio may make in order to respond to any inquiries made by any regulatory body or self-regulatory organization with jurisdiction over Folio in connection with the Issuer or the Offering.

13. Indemnification. The Issuer agrees to indemnify, defend and hold Folio and its Affiliates and their respective officers, directors, agents, and employees (“FolioIndemnified Parties”) harmless against any investigation, claim, action, or proceeding (including a regulatory inquiry, whether formal or informal or any arbitration or court action) (“Action”) brought by an Investor, court, regulator or self-regulatory organization or any other party against Folio Indemnified Parties relating to (a) the actions or inactions of the Issuer, any Affiliate of the Issuer, or any officer, director, agent, or employee of the Issuer, or any person acting on behalf of the Issuer or any such Affiliate (specifically including, without limitation, any third party engaged in marketing, advertising or selling the Securities) (the Issuer, such Affiliates and all such other persons being referred to herein as “Issuer Agents”) or (b) the Offering insofar as the Action arises out of, is based upon or related to (i) the Information, any oral statement or marketing, sales or advertising material of any nature, contained in the Information or any media, created or distributed by any Issuer Agent(including any statement made by Folio except to the extent such statement is contrary to or inconsistent with the Information) as part of, or independent of, the Information; (ii) any untrue statement or alleged untrue statement in the Information, including any amended versions thereof, or any oral statement made by any Issuer Agent (excluding any statement made by Folio that is contrary to or inconsistent with the Information); (iii) the omission of, or alleged omission of, in the Information, a fact required to be stated or necessary to make the statements made not misleading; (iv) any statement, alleged statement, term, or material related to the Offering that is or is alleged to be unfair, unbalanced, exaggerated, unwarranted, misleading, or incomplete; (v) any breach or alleged breach of any of the Issuer’s representations, warranties, covenants or agreements hereunder and including any representations, warranties, covenants or agreements contained in Schedule A to this Agreement; (vi) any injury to or loss incurred by any Investor caused by such Investor’s use of or reliance on either oft he Information or any statement made by the Issuer or any Issuer Agent (including any statement made by Folio except to the extent such statement is contrary to or inconsistent with the Information); or (g) infringement or misappropriation by the Issuer of any third party’s property and/or intellectual property rights, including, but not limited to, patents, trademarks, copyrights, trade secrets and publicity rights. Further, the Issuer shall indemnify Folio Indemnified Parties against all expenses, fees (including reasonable attorney’s fees and other legal expenses), losses, claims, damages, demands, liabilities, judgments (including fines and settlements and including the cost of investigations or responding to inquiries from regulators or others) (“Losses”) incurred by or levied or brought against Folio Indemnified Parties arising out of, or related to, the foregoing Actions as such Losses arise. If Folio Indemnified Parties are entitled to indemnification under this Agreement, Folio shall notify the Issuer and, if requested by Folio, at its own cost and expense, the Issuer shall defend the Folio Indemnified Parties. Folio Indemnified Parties shall not settle any Action with respect to which the Issuer has been requested to defend Folio Indemnified Parties without prior written notification to the Issuer.

In turn, Folio agrees to indemnify, defend and hold the Issuer and its officers, directors, agents and employees (the “Issuer Indemnified Parties”) harmless against any Action brought by an Investor, court, regulator or self-regulatory organization asserting jurisdiction over the Issuer Indemnified Parties relating to the activities of Folio or any Affiliate of Folio, insofar as the Action arises out of or is based upon (a) any breach or alleged breach of any of Folio’s representations, warranties, covenants or agreements hereunder and including any representations, warranties, covenants or agreements contained in Schedule A to this Agreement; (b) any injury to or loss incurred by any Investor caused by such Investor’s reliance on any oral statement made by Folio or any employee, agent or representative of Folio or any document or other media created and distributed by Folio, to the extent that the oral statement or document or other media is contrary to or inconsistent with the Information; or (c) infringement or misappropriation by Folio of any third party’s property and/or intellectual property rights, including, but not limited to, patents, trademarks, copyrights, trade secrets and publicity rights. Further, Folio shall indemnify the Issuer Indemnified Parties against all Losses incurred by or levied or brought against the Issuer Indemnified Parties arising out of, or related to, the Actions as outlined in this Section as such Losses arise. If the Issuer Indemnified Parties are entitled to indemnification under this Agreement, the Issuer shall notify Folio and, if requested by the Issuer, at its own cost and expense, Folio shall defend the Issuer Indemnified Parties. The Issuer Indemnified Parties shall not be entitled to settle any Action with respect to which Folio has been requested to defend the Issuer Indemnified Parties without prior written notification to Folio.

14. Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO ANOTHER PARTY FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OF ANY NATURE, EVEN IF SUCH PARTY SHALL HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING SHALL APPLY REGARDLESS OF THE NEGLIGENCE OR OTHER FAULT OF ANY PARTY AND REGARDLESS OF WHETHER SUCH LIABILITY SOUNDS IN CONTRACT, NEGLIGENCE, TORT, STRICT LIABILITY OR ANY OTHER THEORY OF LIABILITY. THIS SECTION SHALL SURVIVE TERMINATION OF THIS AGREEMENT.

15. Confidentiality. The Issuer or Folio may disclose to the other (the “Receiving Party”) certain information that is not generally available to the public and that disclosing party deems to be confidential (“Confidential Information”). The Receiving Party agrees to use Confidential Information solely in conjunction with its performance under this Agreement and not to disclose or otherwise use such information in any other fashion. The Receiving Party, however, will not be required to keep confidential such Confidential Information to the extent that it (a) becomes generally available without fault on its part, (b) is already rightfully in the Receiving Party’s possession without restriction prior to disclosure to it by the disclosing party, (c) is independently developed by the Receiving Party, (d) is rightfully obtained by the Receiving Party from third parties without restriction, or (e) is otherwise required to be disclosed by law or judicial process. Unless required by law, including but not limited to regulatory or judicial requests for information, or to assert its rights under this Agreement, and except for disclosure on a “need to know basis” to its own employees, and its legal, investment and financial advisers and other professional advisers on a confidential basis, each party agrees not to disclose the Confidential Information and terms of this Agreement without the prior written consent of the other party.

16. Assignment; Successors; Survival of Provisions. Neither party may assign this Agreement without the prior written consent of the other party. All provisions herein that by their terms or intent should survive the termination of this Agreement shall so survive, specifically including but not limited to Sections 3 through 6, 12 through 19, and 21.

17. Dispute Arbitration Agreement. All disputes arising out of or in connection with this Agreement shall be settled by arbitration administered by FINRA Dispute Resolution. All costs of any such arbitration proceeding shall be paid by the losing party. Proceedings and hearings will take place in New York, New York. To the extent not preempted by federal law, the laws of the State of New York shall apply. The parties waive any right either of them may have to institute or conduct litigation or arbitration in any other forum or location, or before any other body. Arbitration is final and binding on the parties. An award rendered by the arbitrator(s) may be entered in any court of applicable jurisdiction over the parties.

18. Notice. Any notice required or permitted under this Agreement shall be in writing and delivered to the receiving party’s principal place of business as set forth below or as provided to the other party in writing from time to time, in a manner contemplated in this Section. Notice shall be deemed duly given (a) if delivered by hand, when received, (b) if transmitted by email, upon confirmation that the entire document has been successfully received, (c) if sent by recognized overnight courier service, on the business day following the date of deposit with such courier service so long as the deposit was made by that overnight courier service’s deadline or on the second business day following the date of deposit if after that overnight courier service’s deadline, or (d) if sent by certified mail, return receipt requested, on the third business day following the date of deposit in the United States mail.

If to Folio:

FOLIOfn Investments, Inc.
8180 Greensboro Drive, 8th Floor
McLean, VA 22102
Attn: General Counsel

If to the Issuer:

UNATION, LLC
12802 Tampa Oaks Blvd, Suite 405
Tampa, FL 33637_______________

19. Compliance with Law. Each party agrees to comply with any legal requirement applicable to the performance of its obligations hereunder.

20. Governing Law. This Agreement and all matters or disputes arising out of or in connection with this Agreement shall be interpreted, construed and enforced in all respects in accordance with the laws of the Commonwealth of Virginia.

21. Entire Agreement. This agreement constitutes the entire agreement between the parties and supersedes any prior agreements, oral and written.

22. Amendment; Modification. This Agreement may not be modified except in writing, signed by both parties.

[Signature Page Follows]

This Agreement contains an arbitration clause.

IN WITNESS WHEREOF, the undersigned officers have executed this agreement pursuant to due authority as of the date first set forth above.

THE ISSUER

By: UNATION, LLC

By: _______________________________
       Dennis Thomas, CFO

FOLIOfn INVESTMENTS, INC.

By: ________________________________
       Michael J. Hogan, CEO

Schedule A

Issuer: UNATION, LLC

Securities: UNATION, LLC Class B (Reg A+) non-voting membership units

Persons or Firms As To Which Section 2 Does Not Apply:

•	The Issuer: UNATION, LLC
•	Highstreet Financial, LLC

Schedule of Commissions:

The Issuer shall pay Folio the sum of:

i) Fees due to Folio under the Folio Custody Agreement for the dollar value of the securities issued to Shareholders pursuant to each Offering at the time of closing, plus

ii) 4% of any purchases of Issuer Securities effected by Folio or an affiliate of Folio, where such purchases are the result of Folio’s efforts to market Issuer Securities to Folio’s clients, users of Folio’s websites, or to Advisors, but not purchases effected by a third party distributor (such as an unaffiliated broker-dealer), and

iii) 1%of any purchases of Issuer Securities effected by a third party distributor plus the fees charged by any such third party distributor in connection with purchases of Issuer Securities effected by such third party distributor, provided that the Issuer must approve the participation of any third party distributor that charges a fee higher than the fee charged by Folio as set forth in clause ii.